EXHIBIT 99.1

October 7, 2015
Dear Valued Financial Advisor -
Griffin-Benefit Street Partners BDC Corp. ("GB-BDC"), is pleased to announce that it satisfied the state of Washington minimum requirement of $10 mm in sales in the public offering. Registered representatives with investors residing in the state of Washington are now free to process trades for GB-BDC.
GB-BDC offers a current annualized distribution rate of 7.5%* and intends to primarily invest:

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in secured debt and unsecured debt as well as equity and equity related securities issued by private U.S. companies primarily in the middle market, as well as public U.S. companies with market equity capitalization of less than $250 million,

•	with a strong focus on credit quality, including a high level of investment discipline and selectivity,

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in debt investment opportunities sourced by leveraging Benefit Street Partners L.L.C.’s and Providence Equity Partners L.L.C.’s nationwide networks of relationships, including those in the media and communications industries, and

•
in transactions where GB-BDC is able to participate in return enhancement features such as original issue discount (OID), payment in kind (PIK), call protection and warrants designed to enhance returns above the coupon of the loans.

For more information about GB-BDC, please contact your Eagle Capital Markets Group wholesaler or call our internal sales desk at 866-788-8614.
Sincerely,
/s/ David Rupert
David Rupert
Chief Executive Officer
Griffin-Benefit Street Partners BDC Corp.
* The Board of Directors has declared a distribution rate of 7.5% (an annualized rate, declared monthly, compounded daily and paid monthly) assuming a $10.00 purchase price. Future distribution declarations are at the sole discretion of the Board and are not guaranteed.